Exhbit 23.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:
Reed’s, Inc.

     We have audited the accompanying balance sheet of Reed’s, Inc. as of December 31, 2004 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Reed’s, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 14 to the financial statements, the accompanying financial statments as of December 31, 2004 and 2003, and for the years then ended, have been restated.

/s/ WEINBERG & COMPANY, P.A.
Weinberg & Company, P.A.

Boca Raton, Florida
March 31, 2005, except for Note 14, as to which the date is May 11, 2005